NEWS RELEASE

CONTANGO SILVER & GOLD

Contango Provides Corporate Update: Kitsault Drill Program Exceeds Target, Johnson Tract Infrastructure Ahead of Plan, Lucky Shot 2070 East Drift Drilling Underway

FAIRBANKS, AK – (October 28, 2026) – Contango Silver and Gold Inc. (“Contango” or the “Company”) (NYSE American / TSX: CTGO) is pleased to provide a corporate update on its 2026 field season for all Projects. The Company completed 56,492 meters of drilling at its Kitsault Project in British Columbia, well above the 40,000 meters originally planned. At the Johnson Tract Project, the Company completed the access road to the portal location and portal lay down area in addition to completing a new camp pad originally planned for 2027. At the Lucky Shot Project, drilling is now underway in the 2070 East Drift, the first modern program ever to test the eastern extent of the Lucky Shot vein system.

Rick Van Nieuwenhuyse, the Company’s Chief Executive Officer said, “At the beginning of the year, I said it was all about execution, and this season demonstrated what disciplined execution can deliver. In addition to releasing the mineral resource update (“MRE”) on Kitsault, we drilled roughly 40% more meters than planned and on budget. At Johnson Tract, the Company completed important infrastructure including work that was not scheduled until next year and launched the first modern drilling program on the eastern portion of the Lucky Shot vein system. We also successfully created a cleaner, unhedged balance sheet. Now, with momentum behind each of our projects, and a newly elected favorable British Columbia government that has signaled support for responsible resource development, we believe we are well positioned to advance each of our projects on our outlined timeline and carry this momentum into 2027.”

Kitsault Project, British Columbia

The Company completed its 2026 drill program on October 15, 2026 at the Kitsault Project in the Golden Triangle of northwest British Columbia. In addition to releasing the updated MRE on September 22, 2026 (Kitsault MRE), a total of 56,492 meters were drilled across 152 drill holes, compared with the 40,000 meters originally planned, an increase of approximately 40%. The additional meters were achieved through operational efficiencies, including rig productivity resulting in reduced cost per meter, and fewer weather or mobilization delays.

The program was comprised of 152 drill holes from 61 drill pads and was designed to expand known zones of high-grade mineralization, infill various areas for resource conversion, as well as testing new targets discovered during the 2025 season. Assay results are pending and are expected to be reported during the next few months following receipt, review and validation.

On October 24, 2026, British Columbia voters elected a majority Conservative government for the first time in nearly a century. The Company congratulates and welcomes the election of a government that has expressed support for accelerated responsible resource development and for reducing regulatory red tape. The Company believes this new leadership will be supportive of advancing the Kitsault Project in line with previously outlined timelines. The Company plans to release all 2026 assays as we receive them over the next 2-3 months, update an MRE in the first half of 2027 incorporating the recently completed 2026 drilling, which will then lead into Initial Assessment (“IA”) for the Kitsault Valley Projects scheduled to be released later in 2027.

Johnson Tract Project, Alaska

At the Johnson Tract Project, the Company completed construction of a 2.6-mile access road connecting the existing camp to the proposed portal site and completed the portal lay down area during the 2026 season. This work was completed ahead of schedule and under budget and is important for establishing access to support construction of the underground exploration development drift scheduled to begin in 2027. Environmental studies continued throughout the 2026 season and provide valuable information for the on-going permitting process.

As a result of budgetary efficiencies achieved during the season, the Company was also able to complete the construction of a new camp pad, which was work originally planned for 2027. Completing the pad this year advances site preparation ahead of the original schedule and allowed the Company to select an engineering consultant for construction of the new camp, which is targeted for 2027. The planned 60-man camp will be a fully winterized camp and allow for year-round operations as we advance the Johnson Tract project towards Feasibility level work.

Lucky Shot Project, Alaska

The Company completed its 2026 Coleman surface drill program at Lucky Shot. The program totaled approximately 5,800 meters in 27 holes from five drill pads and targeted infill and step-out areas within the Coleman segment of the Lucky Shot vein system. The remaining batch of Coleman assays is expected to be released during Q4.

Underground drilling of the KM vein from the West Drift Extension has also been completed. The program was designed to test the geometry and continuity of the KM vein system and its interpreted relationship to the Lucky Shot Fault and the Lucky Shot vein system. A total of 943 meters were completed in 16 holes and assays are expected to be released during Q4.

The Company has now begun drilling in the East Drift. This is the first modern program ever to test the eastern extent of the Lucky Shot vein system. Drilling started from the 2070E drift on October 22, 2026 with 42 holes from 6 drill stations for a total of 3,650 meters planned and will continue through the end of this year. A second drill rig will be mobilized to site to begin drilling from the 2300E drift on November 15, 2026 with 42 holes planned from 6 drill stations for a total of 5,320 meters. Both rigs will drill through the end of 2026 and expect to be completed in early 2027. Assays will be released as they are received, reviewed, and validated.

Shawn Khunkhun, the Company’s President said, “I want to thank our field teams and contractors for an exceptionally productive season. Getting more done for the same budget across three projects, while bringing forward infrastructure at Johnson Tract and opening up the east side of the Lucky Shot vein system for the first time in the modern era, reflects the quality of our people and our commitment to operational excellence. With our hedges now removed, we have a clean balance sheet and full exposure to the gold price. Our shareholders are positioned to benefit directly from a strong gold market as production from Manh Choh continues. We look forward to sharing results as they become available and to building on this foundation in 2027.”

Manh Choh Mine, Alaska

The third processing campaign of 2026 for ore from the Manh Choh mine began on August 20th and concluded on September 24, 2026. The campaign ended earlier than planned due to persistent above average rainy conditions throughout September. In addition, modifications completed on the mill to handle the higher copper and sulfide content, resulted in increased reagent consumption. The remaining tons originally scheduled for the third campaign will now be processed during the fourth campaign of 2026, which is scheduled to begin in November.

Due to these delays and increased diesel costs and reagent consumption, unit cash costs for the third quarter are expected to be similar to those of Q2-2026. Further details will be provided with the Company’s third quarter 2026 financial results, scheduled for release in mid-November. The Company is guiding towards the lower end of its 2026 production guidance of 40,000 gold equivalent ounces attributable to its 30% interest in the Peak Gold JV with unit costs consistent with Q2-2026.

Qualified Person

The scientific and technical information contained in this news release has been reviewed and approved by Dave Larimer, CPG, VP Exploration for Contango, who is a Qualified Person as defined by SEC Regulation S-K 1300. Mr. Larimer is not independent of the Company.

About Contango

Contango is an NYSE American and the Toronto Stock Exchange (“TSX”) listed company, with gold and associated mineral production in Alaska and gold, silver and associated mineral exploration and development projects in Alaska and the Golden Triangle in British Columbia. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land in Alaska, including the production of Manh Choh mine, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. KG Mining (Alaska), Inc. serves as the manager of the Peak Gold JV.

The Company and its subsidiaries also have (i) a lease on the Johnson Tract project, which consists of mineral rights to approximately 21,000 acres located near tidewater, 125 miles southwest of Anchorage, Alaska, from the underlying owner, CIRI, (ii) a lease on the Lucky Shot project, which consists of mineral rights to approximately 8,600 acres of State of Alaska and patented mining claims located in the Willow Mining District about 75 miles north of Anchorage, Alaska, from the underlying owner, Alaska Hardrock Inc., (iii) mineral rights to approximately 145,000 acres of State of Alaska mining claims, (iv) mineral rights to approximately 11,700 acres of State of Alaska mining claims and upland mining leases, and (v) mineral tenures of approximately 247,000 acres (100,000 ha) located in and around the Kitsault Valley in the Golden Triangle of northwest British Columbia. These interests confer exploration and development rights, subject to applicable agreements, laws, permits and approvals.

Additional information can be found on the Company’s website at www.contangoore.com

Forward-Looking Statements

This press release contains forward-looking information and forward-looking statements within the meaning of applicable U.S. and Canadian securities laws (“Forward-looking Statements”). These include statements regarding Contango's plans and expectations for its properties and operations, the content within future annual filings, operations in respect of Contango mineral properties and any benefits of investment in Contango, including the timing and scope of exploration, drilling, development and permitting activities; the timing and anticipated results of mineral resource estimates, technical studies and related filings; and anticipated production, costs, capital expenditures and cash flows.

The Forward-looking Statements regarding Contango are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995 and

applicable safe harbor provisions under Canadian securities laws, in each case to the extent available. The Forward-looking Statements are based on Contango's current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “intends”, “believes”, “forecasts”, “predicts”, “proposes”, “contemplates”, “aims”, “seeks”, “continues”, “potential”, “positioned”, “strategy”, “outlook”, “future”, “going forward”, “designed to”, and similar expressions or other words of similar meaning, and the negatives thereof, or stating that certain actions, events or results “may”, “might”, “will”, “should”, “would”, or “could” be taken, or that they are “possible”, “probable”, or “likely” to occur or be achieved). However, the absence of these words does not mean that the statements are not forward-looking.

Material assumptions underlying the Forward-looking Statements include the reliability of current mineral resource and mineral reserve estimates; the timely receipt and maintenance of required permits and approvals; the availability of financing, personnel, contractors and equipment as needed; continued access to transportation and third-party processing facilities; and the performance of joint venture partners and contractors in accordance with their obligations. Management considers these assumptions reasonable as of the date of this press release, but they may prove to be incorrect.

Forward-looking Statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for and developing mineral reserves and mining, transporting and processing ore); risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; Contango’s limited control over the Peak Gold JV and its reliance on Kinross and its subsidiaries, including the availability and performance of the Fort Knox processing facilities; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources and mineral reserves; the loss of key employees or consultants; health, safety and environmental risks; risks related to weather and other natural disasters; uncertainties as to the availability and cost of financing; Contango’s ability to service its indebtedness and comply with financing covenants; Contango's inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions and integration risks associated with the acquisition of Dolly Varden Silver Corporation; inability of Contango’s management team to execute its plans to meet its goals; the extent of disruptions caused by public health emergencies; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of political or regulatory changes in the United States or Canada or the inability to obtain or maintain mining permits.

Additional information on these and other factors which could affect Contango’s operations or financial results is included under “Risk Factors” and elsewhere in Contango’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and applicable Canadian securities regulatory authorities, available on EDGAR and SEDAR+, respectively. Investors are cautioned not to place undue reliance on Forward-looking Statements, which are not guarantees of future performance and actual results or developments may differ materially from the projections in the Forward-looking Statements. Forward-looking Statements are based on the estimates and opinions of management at the time the statements are made and speak only as of the date of this press release, unless otherwise indicated. Contango does not assume any obligation to publicly update or revise Forward-looking Statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts

Contango Silver & Gold Inc.
Rick Van Nieuwenhuyse
(907) 388-7770
www.contangoore.com